Filed by: Audience, Inc.

pursuant to Rule 425

under the Securities Act of 1933, as amended, and

deemed filed pursuant to Rule 14d-2

under the Securities Exchange Act of 1934, as amended

Subject Company: Audience, Inc.

Commission File No. 001-35528

Exhibit 99.1

Frequently Asked Questions

May 5, 2015

Details of the Deal, Business Strategy and Rationale

Why did Knowles want to acquire Audience?

Knowles has a history of leading the industry through the introduction of disruptive technologies. Knowles’ focus is to enable customers to differentiate themselves in the marketplace through intelligent solutions and system-level audio solutions that improve audio quality and the overall user experience. With that in mind, Knowles saw a tremendous opportunity to deliver on this mission through an expanded product portfolio and engineering capabilities from Audience. With Audience’s proven leadership in voice processing and algorithms and the common goals between us and Knowles, Knowles believes Audience makes a good fit.

Why did Audience agree to this deal?

This merger is the next step in extending the reach of Audience technology and builds significantly on all the milestones we have already accomplished. Knowles is a $1.1 billion company with a strong position across the entire mobile customer base due to its strong technology leadership in micro acoustics, which has paralleled closely our technology leadership in voice processing. The opportunity to take our innovation and leadership in system-level solutions for connected devices as part of Knowles will be extraordinary.

As to the share price we accepted, after careful consideration, we concluded that combining with Knowles represented the best possible outcome for shareholder value and our employees. The combined company will be able to pursue Audience’s business much more effectively. This conclusion was reached in light of material declines in forecast demand from our largest customer relative to management expectations for 2Q15, combined with the concentration of Audience’s business at that customer. The impact of this forecast change is to dramatically erode projected operating results for 2015, as well as our projected cash balances and introduce concerns about our ability to continue as a standalone entity without additional capital.

With all this in mind, and after considerable time and consideration, the board decided that this deal, which enables our team to continue the great work we are doing within a larger, high-quality company at a purchase price higher than where our share price was soon headed, was the best outcome for our employees and our shareholders.

What are the financial details of the deal?

Knowles will pay $5.00 per share of Audience stock, comprised of $2.50 in cash, without interest, and $2.50 in Knowles common stock, subject to the collar described below (the “Offer Consideration”). The transaction values Audience at an enterprise value of approximately $85 million, net of Audience’s cash balance of $44 million as of March 31, 2015.

The stock portion will be subject to a collar such that Audience stockholders will receive 0.107 of a share of Knowles common stock for each share of Audience common stock if the average Knowles trading price during a specified period preceding closing is equal to or greater than $23.35, or 0.138 of a share of Knowles common stock for each share of Audience common stock if the average Knowles share trading price is less than or equal to $18.16. If the average trading price of Knowles stock during this period is between $18.16 and $23.35, Audience stockholders will receive between 0.107 and 0.138 of a share of Knowles common stock for each share of Audience common stock.

What happens to the stock I’ve purchased through the exercise of Audience stock options or any other Audience stock that I own (i.e.: the Employee Stock Purchase Plan or ESPP)?

Any Audience stock that you currently own will be converted into the right to receive the Offer Consideration described above. Your shares will receive the same consideration as all other outstanding Audience shares. The treatment of outstanding stock options and restricted stock units is described below.

When do you expect the deal to close?

The deal is expected to close by the third quarter of 2015. Please note that the acquisition is subject to customary closing conditions, including regulatory approvals and the tender of a majority of the outstanding shares of Audience stock. Until the deal closes, Audience and Knowles will remain two separate entities, and we ask that everyone stay focused on executing our current business plans and delivering superior products and services to our customers.

The Transition and Integration Period

What will happen to the Audience products I have been working on?

Knowles is acquiring Audience because it believes in the Audience technologies that have been developed and those that are under development. As the teams merge together, we foresee new products that will leverage both companies’ core technology competencies. Until the transaction is complete, Audience will continue to operate as a stand-alone company.

Where will Audience fit in the business structure? Will Audience function as its own entity within Knowles or be integrated into an existing business unit?

Audience will be a part of the Knowles’ Mobile Consumer Electronics segment. Upon completion of the acquisition, Paul Dickinson will be the President of this business.

What is the plan to integrate the two companies?

Integration planning is underway, and more information will be shared with everyone as the joint management team makes decisions. In the meantime, we need everyone to focus on the business at hand while the two companies remain separate entities.

Will Knowles keep the Audience brand?

Knowles recognizes that the Audience brand has equity and in the future, we will work to join the two brands together. As these plans become more firm, we will communicate them to you.

Will the Audience team relocate to Knowles facilities?

Audience’s Mountain View facility and the India Design Center will be maintained. Other locations/facilities will remain for the time being. After the transaction closes, there will be an assessment of the various locations to determine the optimal footprint.

Compensation and Benefits

What happens to my existing benefits?

In the United States, Audience employees will continue on their existing medical, dental and vision plans for 2015. You will be able to participate in Knowles open enrollment in the October/November 2015 timeframe and the transition to Knowles’ plans will happen at the beginning of 2016. Outside of the United States, we will review benefits on a country-by-country basis.

What happens with my 401(k) Plan?

You will continue on the existing Audience 401(k) plan through Fidelity until the end of 2015 and we anticipate transitioning to the Knowles 401(k) plan in January 2016. The Knowles 401(k) plan is offered through Wells Fargo and has a 100% match up to the first 5% contribution.

Will the Audience ESPP be discontinued?

The May 15, 2015 ESPP purchase will continue uninterrupted since the two companies will remain separate entities until the deal closes. After this purchase, the ESPP program will be suspended, with no further employee payroll deductions. Any money contributed in excess of the purchase on May 15 will be refunded in the May 31 payroll. The stock you purchase will convert into the right to receive the Offer Consideration as described above. Knowles does not have an employee stock purchase plan but employees can acquire Knowles stock through the Knowles 401(k) plan.

What will happen to my stock options and Restricted Stock Units (RSUs)?

Out-of-the-money stock options, whether vested or unvested, will be cancelled and will not receive any consideration or payment. In general, unvested in-the-money stock options will become fully vested immediately prior to the closing.1 Certain unvested options that are listed on a schedule to the merger agreement will not become vested at closing, and holders of these options will be notified separately. At closing, these and all other vested options will be cancelled and will entitle the holder of each such vested option to receive the same payment of cash and Knowles stock that is received by other Audience shareholders for each share subject to such vested option, reduced by the exercise price per share and all applicable taxes.

In general, each RSU will be converted into and become a right to receive a restricted stock unit with respect to Knowles common stock based on a conversion ratio that preserves the pre-closing value of the RSU, and Knowles will assume such RSU in accordance with substantially the same terms as those of the applicable RSU award.

1	Certain unvested options for certain executive officers that are listed on a schedule to the merger agreement will not become vested at closing, and holders of these options will be notified separately.

Does Knowles have a bonus or incentive plan?

Knowles has a global incentive bonus plan based on financial results and employee performance. More detailed information will be provided at a later date.

How much vacation time does Knowles offer employees?

Knowles has a vacation plan with accrued hours based on years of service. Knowles will honor any vacation days earned for 2015, and your vacation balance for 2015 will be carried over to Knowles. Starting in 2016, your vacation entitlement will follow the Knowles vacation policy. Your Audience years of service will be taken into account for vacation calculation purposes.

I am working for Audience in non-immigrant visa status. Upon the closing what is the effect on my work authorization?

Every case must be reviewed separately and we are working with our immigration counsel on the specifics regarding all of our employee matters. Audience is aware of the importance of immigration and is committed to taking the necessary steps to ensure that work authorization is not affected. A detailed communication, for all employees on work visas, will be forthcoming that discusses the various immigration issues involved with this company merger. After that communication, we will work to set up individualized discussions with our immigration counsel and those employees on work visas.

Customer Impact

How are we communicating this to customers?

Sales management is contacting key customer contacts directly to communicate that a merger agreement has been reached, the approximate time of closing and that business relationships prior to closing will continue as usual through the transition period.

What will be the benefit of this deal to Audience’s customers?

In the short term, Audience customers will benefit by having access to a larger product portfolio and the increased technical capabilities that the combination of Audience and Knowles offers. Longer term, our intention is for customers to have a wider selection of complementary technologies across all our core competencies that will support a wider variety of devices.

Important Additional Information

The tender offer for Audience’s outstanding common stock has not yet commenced. This announcement is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any Audience securities.

The solicitation and the offer to buy common stock of Audience will be made only pursuant to an offer to purchase and related materials that Knowles and Orange Subsidiary, Inc. (“Purchaser”) intend to file with the SEC on Form S-4 and Schedule TO, respectively, which will include an Offer to Exchange, a letter of transmittal and related documents (the “Tender Materials”). Audience also intends to file a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer. Audience stockholders and other investors should read the Tender Materials contained in the Form S-4, Schedule TO and the Schedule 14D-9 to be filed by Knowles, Purchaser and Audience, respectively, carefully because these documents will contain important information, including the terms and conditions of the tender offer. Audience stockholders may obtain any other Tender Materials subsequently filed with the SEC from its website (at www.sec.gov), without charge.

Materials filed by Knowles and Purchaser may be obtained for free at Knowles’s web site, www Knowles com. Materials filed by Audience may be obtained for free at Audience’s web site, www.audience.com. Stockholders and other investors are urged to read carefully all tender offer materials prior to making any decisions with respect to the tender offer.

Forward-Looking Statements

This communication contains certain statements regarding business strategies, market potential, future financial performance, future action, results and other statements that do not directly relate to any historical or current fact which are “forward-looking” statements within the meaning of the safe harbor provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “project,” “estimate,” “budget,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “seek,” “should,” “will,” “would,” “expect,” “objective,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target” and similar expressions, among others, generally identify forward-looking statements, which speak only as of the date the statements were made. The matters discussed in these forward-looking statements are based on current plans, expectations, forecasts and assumptions and are subject to risks, uncertainties and other factors that could cause actual outcomes or results to differ materially from those projected, anticipated or implied in these forward-looking statements. Where, in any forward-looking statement, an expectation or belief as to future results or events is expressed, such expectation or belief is based on the current plans and expectations of management and expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will be achieved or accomplished. Many factors that could cause actual results or events to differ materially from those anticipated include those matters described under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of Audience’s Annual Report on Form 10-K for the year ended December 31, 2014, subsequent Reports on Forms 10-Q and 8-K and our other filings we make with the SEC. Any forward-looking statement speaks of as of the date on which it is made and Audience does not assume any obligation to update or revise any forward-looking statements whether as a result of new information, future events, or otherwise, except as required by applicable law. Risks and uncertainties that could cause results to differ from expectations include: uncertainties as to the timing of the tender offer and the proposed merger; uncertainties as to how many of the holders of shares of our common stock will tender their shares into the tender offer; the possibility that various closing conditions for the tender offer or the proposed merger may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the tender offer or the proposed merger; the effects of disruption from the tender offer or the proposed merger making it more difficult for Audience or Knowles to maintain relationships with employees (including potential difficulties in employee retention), collaboration parties, other business partners or governmental entities; legal proceedings that may be instituted against Audience, Knowles and others following announcement of the business combination; other business effects, including the effects of industrial, economic or political conditions outside of Audience’s or Knowles’ control; transaction costs; actual or contingent liabilities; and other risks and uncertainties discussed in this communication and other documents filed with the SEC by Audience or Knowles, as well as the Schedule TO to be filed with the SEC by Purchaser. Audience does not undertake any obligation to update any forward-looking statements as a result of new information, future developments or otherwise, except as expressly required by law.